SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 16, 2008
  EPIX Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
            Delaware
(State or Other Jurisdiction of Incorporation)

000-21863	04-3030815

(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, Massachusetts	02421

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 761-7600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-10.1 Employment Agreement between the Company and Chen Schor, dated as of June 16, 2008.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 16, 2008, EPIX Pharmaceuticals, Inc. (the “Company”) entered into an employment agreement with Chen Schor, the Company’s Chief Business Officer. Pursuant to the employment agreement, the Company will employ Mr. Schor as Chief Business Officer at an initial annual base salary of $262,444. Mr. Schor is also eligible for a performance-based bonus under the Company’s annual bonus program as determined by the Company’s Compensation Committee, as well as other benefits offered to similarly situated employees. The employment agreement is intended to supersede Mr. Schor’s prior employment agreement with Predix Pharmaceuticals Holdings, Inc.
     In addition, if the Company terminates Mr. Schor’s employment without cause (as defined in the employment agreement), or if Mr. Schor terminates his employment for good reason, then, subject to the execution of a release of claims, he will be entitled to receive a severance payment equal to twelve months of his then-current base salary, continued premium payments toward group health plan benefits for twelve months, and a pro rata portion of his bonus as of the end of the last fiscal quarter prior to termination. Good reason is generally defined in the employment agreement as the occurrence of a material reduction in Mr. Schor’s responsibilities, duties, authority or base salary or the relocation of Mr. Schor’s primary place of employment to a location more than 100 miles from Lexington, Massachusetts, in each case following notice to the Company and the opportunity to cure.
     The above summary description of the employment agreement is qualified in its entirety by the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits:

10.1	Employment Agreement between the Company and Chen Schor, dated as of June 16, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX PHARMACEUTICALS, INC.

June 19, 2008	By:	/s/ Kim Cobleigh Drapkin Kim Cobleigh Drapkin
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement between the Company and Chen Schor, dated as of June 16, 2008.